Exhibit 99.4

newcleo

2026 EMPLOYEE STOCK PURCHASE PLAN

Section 1.     Purpose. This newcleo 2026  Employee Stock Purchase Plan (the “Plan”) is intended to provide employees of the Company and its Participating Companies with an opportunity to acquire a proprietary interest in the Company through the purchase of Shares. The Plan has two components: (a) one component (the “423 Component”) is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and the Plan shall be interpreted in a manner that is consistent with that intent and (b) the other component (the “Non-423 Component”) which is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code, authorizes the grant of options to purchase Shares pursuant to rules, procedures or sub-plans adopted by the Board that may be designed to achieve certain tax, securities laws or other objectives for Eligible Employees, as determined in the discretion of the Board. Except as otherwise provided herein or as determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

Section 2.     Definitions.

(a)   “Affiliate” means any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

(b)   “Board” means the board of directors of the Company or a duly constituted committee thereof, including the renumeration committee of the board of directors.

(c)   “Business Combination” means the transactions contemplated by that certain Business Combination Agreement, dated as of May 26, 2026, by and among Newcleo Ltd., Newhold Investment Corp III, Newcleo1 Ltd. and Newcleo2 Ltd.

(d)   “Change in Control” means the occurrence of any one of the following events; provided that for purposes of the 423 Component, no Change in Control will be deemed to occur unless it also constitutes a “corporate transaction” within the meaning of Section 424 of the Code:

1.	Any Person, other than (i) the trustee of any employee benefit trust established by the Company or any Affiliate, (ii) the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) an entity owned, directly or indirectly, by shareholders of the Company in substantially the same proportions as their ownership of the Company, is (or becomes, during any 12-month period) the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 50% or more of the total voting rights of the share capital of the Company;

2.	A change in the composition of the Board such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the members of the Board immediately prior to the date of such appointment or election shall be considered as though such individual were a member of the Existing Board; provided further, that, notwithstanding the foregoing, no individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act or successor statutes or rules containing analogous concepts) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, shall in any event be considered to be a member of the Existing Board;

3.	The sale or disposition by the Company of all or substantially all of the Company’s assets to any Person (including where such sale or disposition takes place over a 12-month period ending on the date of the most recent acquisition by such Person);

4.	Any other event (including, but not limited to, the consummation of a merger, amalgamation or consolidation of the Company with any other corporation or other entity) as determined by the Board to constitute a Change in Control for the purposes of the Plan,

Provided however, that the following shall not be considered to be a Change in Control:

(i)	a transaction effected to implement a recapitalisation or reorganisation of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of shares of the Company representing 50% or more of the total voting rights of the Company;

(ii)	a transaction whereby immediately following such transaction the voting securities of the Company outstanding immediately prior thereto continues to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such transaction or parent entity thereof) 50% or more of the total voting power of the Company’s stock (or, if the Company is not the surviving entity of such merger, amalgamation or consolidation, 50% or more of the total voting power of the stock of such surviving entity or parent entity thereof); and

(iii)	any transaction or series of integrated transactions immediately following which the Beneficial Owners of the Shares immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of the Company immediately prior to such transaction or series of transactions.

For purposes of this definition of Change in Control, “associate” means, in relation to any Person, “a connected Person” of such aforesaid Person (as defined in section 1122 of the UK Corporation Tax Act 2010);

(e)   “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder.  Any reference to a provision in the Code shall include any successor provision thereto.

(f)   “Company” means newcleo plc (registered in England and Wales with registered number 13274878 and any successor to all or substantially all of its business by merger, amalgamation, combination, consolidation, purchase of assets or otherwise).

(g)   “Company Ordinary Shares” has the meaning given in the articles of association of the Company.

(h)   “Compensation” means unless otherwise determined by the Board, base salary, wages, annual bonuses and commissions paid to an Eligible Employee by the Company or a Participating Company as compensation for services to the Company or Participating Company, before deduction for any salary deferral contributions made by the Eligible Employee to any tax-qualified or nonqualified deferred compensation plan. The Board, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for a subsequent Offering Period.

(i)   “Designated Broker” means the financial services firm or other agent designated by the Company to maintain ESPP Share Accounts on behalf of Participants who have purchased Shares under the Plan.

(j)   “Effective Date” means the date on which the Business Combination is consummated.

(k)   “Eligible Employee” means (i) with respect to the 423 Component, an Employee of a Participating Company who has been employed by the Participating Company for at least 12 months and is customarily employed for at least twenty hours per week and more than five months in any calendar year and (ii) with respect to the Non-423 Component, any Employee as determined by the Board. Notwithstanding the foregoing, the Board may exclude from participation in the Plan or any Offering any Employees who may be excluded from participation pursuant to Section 423 of the Code.

(l)   “Employee” means any person who renders services to the Company or a Participating Company as an employee pursuant to an employment relationship with such employer. For purposes of the 423 Component, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave, parental leave or other leave of absence approved by the Company or a Participating Company that meets the requirements of Treasury Regulation Section 1.421-1(h)(2) and where the period of leave exceeds three (3) months, or such other period of time specified in Treasury Regulation Section 1.421-1(h)(2), and the individual’s right to re-employment is not guaranteed by statute or contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period, or such other period specified in Treasury Regulation Section 1.421-1(h)(2).

(m)   “Enrollment Form” means an agreement pursuant to which an Eligible Employee may elect to enroll in the Plan, and, if permitted under applicable law, to authorize a new level of payroll deductions, or to stop payroll deductions and withdraw from an Offering Period.

(n)   “ESPP Share Account” means an account into which Shares purchased (as the case may be with accumulated payroll deductions) at the end of an Offering Period are held on behalf of a Participant.

(o)   “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act shall include any successor provision thereto.

(p)   “Fair Market Value” means the closing price of a Share on the applicable date of determination (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred), on the principal stock market or exchange on which the Shares are quoted or traded, as reported in the Wall Street Journal or such other source as the Board deems reliable, or if Shares are not so quoted or traded, the fair market value of a Share as determined by the Board.

(q)   “Offering Date” means the first Trading Day of each Offering Period as designated by the Board.

(r)   “Offering” means the grant of options to purchase Shares under the 423 Component or the Non-423 Component, as applicable, to Eligible Employees under terms approved by the Board.

(s)   “Offering Period” means the period described in Section 5; provided that, pursuant to Section 5, the Board may change the duration of future Offering Periods (subject to a maximum Offering Period of 27 months) and/or the start and end dates of future Offering Periods.

(t)   “Participant” means an Eligible Employee who is actively participating in the Plan.

(u)   “Participating Companies” means the Subsidiaries and Affiliates that have been designated by the Board as eligible to participate in the Plan, and such other Subsidiaries and Affiliates that may be designated by the Board from time to time in its sole discretion. For purposes of the 423 Component, only the Company and its Subsidiaries may be Participating Companies; provided, however, that at any given time, a Subsidiary that is a Participating Company under the 423 Component will not be a Participating Company under the Non-423 Component. The Board may designate any Subsidiary or Affiliate as a Participating Company, or, subject to the provisions of Section 18(i), revoke any such designation, at any time and from time to time, either before or after the Plan is approved by the shareholders of the Company.

(v)   “Plan” means this newcleo 2026 Employee Stock Purchase Plan, as set forth herein, and as amended from time to time.

(w)   “Purchase Date” means one or more dates during an Offering Period, as established by the Board, on which options granted under the Plan will be exercised and purchases of Shares will be carried out in accordance with the terms of the applicable Offering; provided that, unless otherwise determined by the Board, each Offering Period will have one Purchase Date on the last Trading Day of such Offering Period.

(x)   “Purchase Price” means (A) with respect to the 423 Component, an amount equal to the lesser of (i) 85% (or such greater percentage as designated by the Board) of the Fair Market Value on the Purchase Date or (ii) 85% (or such greater percentage as designated by the Board) of the Fair Market Value of a Share on the Offering Date and (B) with respect to the Non-423 Component, as may be determined by the Board from time to time; provided that the Purchase Price per Share, in each case, will in no event be less than the par value of the Shares.

(y)   “Securities Act” means the Securities Act of 1933, as amended.

(z)   “Share” means a Company Ordinary Share in the capital of the Company which is fully paid up and non-redeemable.

(aa) “Subsidiary” means any corporation, domestic or foreign, of which not less than 50% of the combined voting power is held by the Company or a Subsidiary, whether or not such corporation exists now or is hereafter organized or acquired by the Company or a Subsidiary. In all cases, for purposes of the 423 Component, the determination of whether an entity is a Subsidiary shall be made in accordance with Section 424(f) of the Code.

(bb) “Trading Day” means any day on which the national stock exchange upon which the Shares are listed is open for trading or, if the Shares are not listed on an established stock exchange or national market system, a business day, as determined by the Board in good faith.

Section 3.      Administration.

(a)   Administration of Plan. The Plan shall be administered by the Board which, subject to the terms of the Plan and applicable law, shall have the authority to construe and interpret the Plan, prescribe, amend and rescind rules relating to the Plan’s administration and take any other actions necessary or desirable for the administration of the Plan including, without limitation, adopting sub-plans applicable to particular Participating Companies or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code or under the Non-423 Component. The Board may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the Plan. The decisions of the Board shall be final and binding on all persons. All expenses of administering the Plan shall be borne by the Company. Notwithstanding anything in the Plan to the contrary and without limiting the generality of the foregoing, the Board shall, subject to applicable law, have the authority to change the minimum and maximum amounts of Compensation for payroll deductions, the frequency with which a Participant may elect to change their rate of payroll deductions, the dates by which a Participant is required to submit an Enrollment Form, the effective date of a Participant’s withdrawal due to termination or transfer of employment or change in status, and the withholding procedures pursuant.

(b)   Delegation of Authority. To the extent permitted by applicable law, the Board may delegate to (i) one or more officers of the Company some or all of its authority under the Plan (except that such delegation shall not apply to any Employee then covered by Section 16 of the Exchange Act) and (ii) one or more committees of the Board some or all of its authority under the Plan.

Section 4.     Eligibility.

(a)   Eligibility Generally. In order to participate in an Offering, an Eligible Employee must deliver a completed Enrollment Form to the Company at least ten business days prior to the Offering Date (unless a different time is set by the Company for all Eligible Employees with respect to such Offering) and must, if applicable, elect his or her payroll deduction rate as described in Section 6.

(b)   Limitations. Notwithstanding any provision of the Plan to the contrary, no Eligible Employee shall be granted an option under the 423 Component if (i) immediately after the grant of the option, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or hold outstanding options to purchase stock of the Company possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary or (ii) such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds $25,000 of the Fair Market Value of such stock (determined at the time the option is granted) for each calendar year in which such option is outstanding at any time, in accordance with the provisions of Section 423(b)(8) of the Code.

Section 5.      Offering Periods. The Board shall determine, prior to the commencement of a particular Offering Period, the authority to determine the duration, frequency, start and end dates of such Offering Period (subject to a maximum Offering Period of twenty-seven (27) months); provided, that unless otherwise determined by the Board, each Offering Period will have a duration of six (6) months beginning and ending on such dates established by the Board. To the extent permitted by Treas. Reg. § 1.423-2(a)(1), the terms of each separate Offering under the 423 Component need not be identical; provided that the terms of the 423 Component and an Offering thereunder together satisfy Treas. Reg. § 1.423-2(a)(2) and (a)(3).

Section 6.     Participation.

(a)   Enrollment; Payroll Deductions. An Eligible Employee may elect to participate in the Plan by properly completing an Enrollment Form, which may be electronic, and submitting it to the Company, in accordance with the enrollment procedures established by the Board. Participation in the Plan is entirely voluntary. By submitting an Enrollment Form, which may be electronic, the Eligible Employee authorizes payroll deductions from his or her pay check in an amount equal to at least one percent (1%), but not more than ten percent (10%) of his or her Compensation on each pay day occurring during an Offering Period (or such other minimum and maximum percentages as the Board may establish from time to time before an Offering Period begins). Payroll deductions shall commence as soon as practicable following the Offering Date and end on the latest practicable payroll date on or before the Purchase Date. The Company shall maintain records of all payroll deductions but shall have no obligation to pay interest on payroll deductions or to hold such amounts in a trust or in any segregated account. Unless expressly permitted by the Board, a Participant may not make any separate contributions or payments to the Plan. For the avoidance of doubt, all payroll deductions during an Offering Period that are made under the Plan from a Participant’s Compensation shall be made on an after-tax basis. If payroll deductions during an Offering Period for purposes of the Plan are prohibited or otherwise problematic under applicable law (as determined by the Board in its discretion), the Board may permit Participants to contribute to the Plan by such other means as determined by the Board. Any reference to “payroll deductions” in this Section 6(a) (or in any other section of the Plan) will similarly cover contributions by other means made pursuant to this Section 6(a).

(b)   Election Changes. During an Offering Period, unless otherwise determined by the Board with respect to an Offering Period, a Participant may not increase or decrease his or her rate of payroll deductions applicable to such Offering Period. A Participant may decrease or increase his or her rate of payroll deductions for future Offering Periods by submitting a new Enrollment Form authorizing the new rate of payroll deductions at least fifteen days before the start of the next Offering Period.

(c)   Automatic Re-enrollment. The deduction rate selected in the Enrollment Form shall remain in effect for subsequent Offering Periods unless the Participant

(i) submits a new Enrollment Form authorizing a new level of payroll deductions in accordance with Section 6(b), (ii) withdraws from the Plan in accordance with Section 10, or (iii) terminates employment or otherwise becomes ineligible to participate in the Plan.

(d)   Non-U.S. Employees. In order to facilitate participation in the Plan, the Board may provide for such special terms applicable to Participants who are citizens or residents of a non-U.S. jurisdiction, or who are employed by a Participating Company outside of the United States, as the Board may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Except as permitted by Section 423 of the Code, if such Participants are participating in the 423 Component, such special terms may not be more favorable than the terms of rights granted under the 423 Component to Eligible Employees who are residents of the United States. Such special terms may be set forth in an addendum to the Plan in the form of an appendix or sub-plan (which appendix or sub-plan may be designed to govern Offerings under the 423 Component or the Non-423 Component, as determined by the Board). With respect to the Non-423 Component only, to the extent that the terms and conditions set forth in an appendix or sub-plan conflict with any provisions of the Plan, the provisions of the appendix or sub-plan shall govern. Without limiting the foregoing, the Board is specifically authorized to adopt rules and procedures, with respect to Participants who are non-U.S. nationals or employed in non-U.S. jurisdictions, regarding the exclusion of particular Subsidiaries from participation in the Plan, eligibility to participate, the definition of Compensation, the handling of payroll deductions or other contributions by Participants, the payment of interest, the conversion of local currency, data privacy security, payroll tax, withholding procedures, and the establishment of bank or trust accounts to hold payroll deductions or contributions.

Section 7.     Grant of Option. On each Offering Date, each Participant in the applicable Offering Period shall be granted an option to purchase, on the Purchase Date, a number of Shares determined by dividing the Participant’s accumulated payroll deductions in respect of such Offering Period by the applicable Purchase Price (or such other method as may be deemed appropriate by the Board where payroll deductions are not permitted under applicable law); provided, that, prior to any Offering Period, the Board may, in its sole discretion, establish a maximum Share limit and/or dollar limit on the number of Shares that a Participant may purchase under the Plan during such Offering Period(subject to adjustment in accordance with Section 17 and the limitations set forth in Section 4(b) and Section 13 of the Plan) (the “Offering Period Limit”).

Section 8.     Exercise of Option/Purchase of Shares. A Participant’s option to purchase Shares will be exercised automatically on the Purchase Date of each Offering Period. The Participant’s accumulated payroll deductions (or any other contribution where payroll deductions are not permitted under applicable law) will be used to purchase the maximum number of whole Shares that can be purchased with the amounts in the Participant’s notional account, subject to the Offering Period Limit and other limitations set forth in the Plan. No fractional Shares may be purchased, but contributions unused in a given Offering Period due to being less than the cost of a Share will be carried forward to the next Offering Period, subject to earlier withdrawal by the Participant in accordance with Section 10 or termination of employment in accordance with Section 11.

Section 9.     Transfer of Shares. As soon as administratively practicable after each Purchase Date, the Company will arrange for the delivery to each Participant of the Shares purchased upon exercise of his or her option. The Board may permit or require that the Shares be deposited directly into an ESPP Share Account established in the name of the Participant with a Designated Broker and may require that the Shares be retained with such Designated Broker for a specified period of time. Participants will not have any voting, dividend or other rights of a shareholder with respect to the Shares subject to any option granted hereunder until such Shares have been delivered pursuant to this Section 9.

Section 10.     Withdrawal.

(a)   Withdrawal Procedure. A Participant may withdraw from an Offering by submitting to the Company a revised Enrollment Form indicating his or her election to withdraw at least fifteen (15) days before the Purchase Date (or such other period determined by the Board). The accumulated payroll deductions (or such other contribution as determined by the Board where payroll deductions are not permitted under applicable law) held on behalf of a Participant in his or her notional account (that have not been used to purchase Shares) shall be paid to the Participant as soon as administratively practicable following receipt of the Participant’s Enrollment Form indicating his or her election to withdraw and the Participant’s option shall be automatically terminated. If a Participant withdraws from an Offering Period, no payroll deductions will be made during any succeeding Offering Period, unless the Participant re-enrolls in accordance with Section 6(a) of the Plan.

(b)   Effect on Succeeding Offering Periods. A Participant’s election to withdraw from an Offering Period will not have any effect upon his or her eligibility to participate in succeeding Offering Periods that commence following the completion of the Offering Period from which the Participant withdraws.

Section 11.     Termination of Employment; Change in Employment Status.

(a)   Notwithstanding Section 10, upon termination of a Participant’s employment for any reason, including death, disability or retirement, or a change in the Participant’s employment status following which the Participant is no longer an Eligible Employee, which in either case occurs at least fifteen (15) days (or such other date determined by the Board) before the Purchase Date, the Participant will be deemed to have withdrawn from the Plan and the payroll deductions (or such other contribution as determined by the Board where payroll deductions are not permitted under applicable law) in the Participant’s notional account (that have not been used to purchase Shares) shall be returned to the Participant, or in the case of the Participant’s death, to the person(s) entitled to such amounts by will or the laws of descent and distribution, and the Participant’s option shall be automatically terminated. If the Participant’s termination of employment or change in status occurs within fifteen (15) days (or such other date determined by the Board) before a Purchase Date, the accumulated payroll deductions (or such contribution as determined by the Board where payroll deductions are not permitted under applicable law) shall be used to purchase Shares on the Purchase Date, and the Participant will thereafter be deemed to have withdrawn from the next subsequent Offering in accordance with Section 10 immediately prior to the commencement of such applicable Offering Period.

(b)   Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company or any Participating Company will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; provided, however, if such transfer or employment termination and rehire results in the transfer of the Participant’s participation in an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s option will be qualified under the 423 Component only to the extent that such option and exercise complies with Section 423 of the Code. If such transfer or employment termination and rehire results in the transfer of the Participant’s participation in an Offering under the Non-423 Component to an Offering under the 423 Component, the Participant’s option and the exercise of such option will remain non-qualified under the Non-423 Component.

Section 12.     No Interest. No interest shall accrue on or be payable with respect to the payroll deductions of a Participant in the Plan.

Section 13.     Shares Reserved for Plan.

(a)   Number of Shares. Subject to any adjustment in accordance with Section 17, the maximum number of Shares initially authorized for the issuance under the Plan shall be equal to 6,598,752 Shares. The Shares may be newly issued Shares, treasury Shares or Shares acquired on the open market. The total number of Shares available for issuance under the Plan shall be increased on the first day of each Company fiscal year following the Effective Date for a period of up to ten (10) years, in an amount equal to the lesser of (i) one percent (1%) of the total number of Shares outstanding (calculated on a fully diluted basis) on the last date of the immediately preceding fiscal year and (ii) such number of Shares as determined by Board in its discretion; provided, however, that in no event shall more than 39,592,509 Shares be issued under the Plan (subject to any adjustment in accordance with Section 17). If any option terminates for any reason without having been exercised, the Shares not purchased under such option will again become available for issuance under the Plan.

(b)   Over-subscribed Offerings. The number of Shares which a Participant may purchase in an Offering under the Plan may be reduced if the Offering is over-subscribed.

No option granted under the Plan shall permit a Participant to purchase Shares which, if added together with the total number of Shares purchased by all other Participants in such Offering would exceed the total number of Shares remaining available under the Plan. If the Board determines that, on a particular Purchase Date, the number of Shares with respect to which options are to be exercised exceeds the number of Shares then available under the Plan, the Company shall make a pro rata allocation of the Shares remaining available for purchase in as uniform a manner as practicable and as the Board determines to be equitable.

Section 14.     Transferability. No payroll deductions credited to a Participant, nor any rights with respect to the exercise of an option or any rights to receive Shares hereunder may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) by the Participant. Any attempt to assign, transfer, pledge or otherwise dispose of such rights or amounts shall be without effect.

Section 15.     Application of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose to the extent permitted by applicable law, and the Company shall not be required to segregate such payroll deductions or contributions.

Section 16.     Statements. Participants will be provided with statements (in such form as determined by the Board, including electronic form) at least annually which shall set forth the contributions made by the Participant to the Plan, the Purchase Price of any Shares purchased with accumulated funds, the number of Shares purchased, and any payroll deduction amounts remaining in the Participant’s notional account.

Section 17.     Adjustments Upon Changes in Capitalization; Dissolution or Liquidation; Corporate Transactions.

(a)   Adjustments. In the event that any dividend or other distribution (other than an ordinary dividend or distribution and whether in the form of cash, Shares, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the Company’s structure affecting the Shares occurs, then in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Board will, in such manner as it deems equitable adjust (i) the number of Shares and class of Shares that may be delivered under the Plan, (ii) the Purchase Price per Share and the number of Shares covered by each outstanding option under the Plan, and (iii) the numerical limits of Section 7 and Section 13.

(b)   Dissolution or Liquidation. Unless otherwise determined by the Board, in the event of a proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a new Purchase Date and the Offering Period will end immediately prior to the proposed dissolution or liquidation. The new Purchase Date will be before the date of the Company’s proposed dissolution or liquidation. Before the new Purchase Date, the Board will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant’s option will be exercised automatically on such date, unless before such time, the Participant has withdrawn from the Offering in accordance with Section 10.

(c)   Change in Control. In the event of a Change in Control, the Board  shall have full discretion and authority to: (i) cancel each outstanding option and refund all accumulated payroll deductions (or any other contributions made by the Participant where payroll deductions are not permitted under applicable law) to the Participant as soon as reasonably practical on or following the date of the Change in Control; (ii) assume each outstanding option or substitute an equivalent option by the successor corporation or a parent or Subsidiary of such successor corporation; provided that, if the successor corporation refuses to assume or substitute the option, the Offering Period with respect to which the option relates will be shortened by setting a new Purchase Date on which the Offering Period will end and the new Purchase Date will occur before the date of the Change in Control; provided further, that prior to the new Purchase Date, the Board will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant’s option will be exercised automatically on such date, unless before such time, the Participant has withdrawn from the Offering in accordance with Section 10; or (iii)  terminate all outstanding Offering Periods in accordance with Section 18(i).

Section 18.     General Provisions.

(a)   Equal Rights and Privileges under the 423 Component. Notwithstanding any provision of the Plan to the contrary and in accordance with Section 423 of the Code, all Eligible Employees who are granted options under the 423 Component shall have the same rights and privileges.

(b)   No Right to Continued Service. Neither the Plan nor any compensation paid hereunder will confer on any Participant the right to continue as an Employee or in any other capacity.

(c)   Rights as Shareholder. A Participant will become a shareholder with respect to the Shares that are purchased pursuant to options granted under the Plan when the Shares are transferred to the Participant’s ESPP Share Account. A Participant will have no rights as a shareholder with respect to Shares for which an election to participate in an Offering Period has been made until such Participant becomes a shareholder as provided above.

(d)   Successors and Assigns. The Plan shall be binding on the Company and its successors and assigns.

(e)   Entire Plan. This Plan constitutes the entire plan with respect to the subject matter hereof and supersedes all prior plans with respect to the subject matter hereof.

(f)   Compliance with Law. The obligations of the Company with respect to payments under the Plan are subject to compliance with all applicable laws and regulations.

Shares shall not be issued with respect to an option granted under the Plan unless the exercise of such option and the issuance and delivery of the Shares pursuant thereto shall comply with all applicable provisions of law, including, without limitation, the Securities Act, the Exchange Act, and the requirements of any stock exchange upon which the Shares may then be listed.

(g)   Disqualifying Dispositions under the 423 Component. Each Participant shall give the Company prompt written notice of any disposition or other transfer of Shares acquired pursuant to the exercise of an option acquired under the 423 Component, if such disposition or transfer is made within two years after the Offering Date or within one year after the Purchase Date. Notwithstanding the foregoing, Participants shall not transfer Shares acquired pursuant to the exercise of an option acquired under the 423 Component to a broker other than the Designated Broker within two years after the Offering Date or within one year after the Purchase Date.

(h)   Term of Plan. The Plan shall become effective on the Effective Date and, unless terminated earlier pursuant to Section 18(i), shall have a term of ten years.

(i)   Amendment or Termination. The Board may, in its sole discretion, amend, suspend or terminate the Plan at any time and for any reason. To the extent required by applicable local law, any amendment that has a materially adverse effect on the rights of Participants in a particular jurisdiction shall not be effective with respect to such Participants unless their individual consent has been obtained, save where such amendment is required to comply with applicable law. If the Plan is terminated, the Board may elect to terminate all outstanding Offering Periods either immediately or once Shares have been purchased on the next Purchase Date (which may, in the discretion of the Board, be accelerated) or permit Offering Periods to expire in accordance with their terms (and subject to any adjustment in accordance with Section 17). If any Offering Period is terminated before its scheduled expiration, all amounts that have not been used to purchase Shares will be returned to Participants (without interest, except as otherwise required by law) as soon as administratively practicable.

(j)   Section 409A of the Code. The 423 Component of the Plan is, and any option granted to a Participant who is subject to taxation in the United States under the Non-423 Component is intended to be, exempt from the application of Section 409A of the Code and any ambiguities herein will be interpreted to so be exempt from Section 409A of the Code. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Board determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A of the Code, the Board may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Board determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Board would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company and any Parent, Subsidiary or

Affiliate will have no liability to a Participant or any other party if the option to purchase Shares under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Board with respect thereto. The Company makes no representation that the option to purchase Shares under the Plan is compliant with Section 409A of the Code.

(k)   Applicable Law. The Plan shall be governed by the laws of England and Wales.

(l)   Shareholder Approval. The Plan shall be subject to approval by the shareholders of the Company within 12 months before or after the date the Plan is adopted by the Board.

(m)   Section 423 Component Tax Treatment. The 423 Component Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Any provision of the Plan that is inconsistent with Section 423 of the Code shall be reformed to comply with Section 423 of the Code. With respect to the 423 Component, all options are intended to be treated as “statutory stock options” within the meaning of Treasury Regulation §1.409A-1(b)(5)(ii), and the Plan and the options will be interpreted and administered accordingly. Notwithstanding anything to the contrary in the Plan, neither the Company nor the Board, nor any person acting on behalf of the Company or the Board, will be liable to any Participant or other person by reason of any acceleration of income, any additional tax, or any other tax or liability asserted by reason of the failure of the Plan or any option to be exempt from or satisfy the requirements of Section 423 or 409A of the Code.

(n)   Non-Section 423 Component Tax Treatment. The Non-423 Component Plan is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. The Non-423 Component is intended to be exempt from, or otherwise comply with, Section 409A of the Code, and the Plan and the options shall be interpreted and administered in accordance with such intent. Notwithstanding anything to the contrary in the Plan, neither the Company nor the Board, nor any person acting on behalf of the Company or the Board, will be liable to any Participant or other person by reason of any acceleration of income, any additional tax, or any other tax or liability asserted by reason of the failure of the Plan or any option to be exempt from or satisfy the requirements of Section 409A of the Code.

(o)   Withholding. To the extent required by applicable Federal, state or local law, a Participant must make arrangements satisfactory to the Company for the payment of any withholding or similar tax obligations that arise in connection with the Plan. At any time, the Company or any Subsidiary may (if permitted under applicable law), but will not be obligated to, withhold from a Participant’s compensation the amount necessary for the Company or any Subsidiary to meet applicable withholding obligations, including any withholding required to make available to the Company or any Subsidiary any tax deductions or benefits attributable to the sale or early disposition of Shares by such Participant. In addition, the Company or any Subsidiary may (if permitted under applicable law), but will not be obligated to, withhold from the proceeds of the sale of Shares or any other method of withholding that the Company or any Subsidiary deems appropriate to the extent permitted by, where applicable, Treasury Regulation Section 1.423-2(f). The Company will not be required to issue any Shares under the Plan until such obligations are satisfied.

(p)   Data Privacy. By participating in the Plan, each Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described herein by and among the Company, its Affiliates, and any third parties assisting in the implementation, administration and management of the Plan, for the exclusive purpose of implementing, administering and managing participation in the Plan. Such personal data may be transferred to recipients located outside the European Economic Area, subject to appropriate safeguards in accordance with the General Data Protection Regulation (EU) 2016/679 and applicable local data protection laws. The Company shall provide Participants with a separate privacy notice setting forth further details regarding the processing of their personal data in connection with the Plan.

(q)   Severability. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.

(r)   Headings. The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan.

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